Exhibit 99.1

NEWS RELEASE

DATE:	November 22, 2006 3:00 p.m. E.S.T
CONTACT:	James L. Saner, Sr., President and CEO
MainSource Financial Group, Inc. 812-663-0157

MainSource Financial Group Hires Smith
As Chief Operating Officer

James L. Saner, Sr., President and CEO of MainSource Financial Group, is pleased to announce the addition of Jeff Smith as Chief Operating Officer of the Corporation. His responsibilities will focus on directing, administering, and coordinating the activities of MainSource Financial Group’s affiliates in supporting their policies, goals, and long-term objectives.  In addition, he will be responsible for maintaining a sound plan of corporate organization, driving the company’s retail operation to a new level, establishing systems to insure adequate management development and providing for capable management succession.

Mr. Smith received his Bachelors Degree from Hillsdale College in Hillsdale, Michigan.  He spent 29 years in various executive positions within the retail industry with the majority of his experience with Kmart Corporation where he held various positions including Head of Operations and New Concept Development.  He is a native of Lancaster, Pennsylvania.  He and his wife, Taryn, have three daughters and will be relocating to the Greensburg, Indiana area in the near future.

Mr. Smith commented, “I am excited to join a rapidly growing organization that values its associates, partners and customers in such a genuine manner.  I look forward to contributing to the continued growth and expansion of this fine organization and working with the hundreds of associates that have contributed to its success. I expect to bring added value to the company which will translate into increased shareholder value.”

Mr. Saner added, “I am proud to welcome Jeff to MainSource Financial Group team.  He brings to us a strong background in business and culture management which will add depth to the executive management team of the corporation.  His well rounded background provides us fresh ideas for growth and improvement.  It gives us the ability to apply best practices from other industries, which will aid MainSource in being a dynamic and competitive financial services provider.”

“The position of Chief Operating Officer is extremely important to MainSource”, he continued.  “We have a long history of growth and the addition of this position and Mr. Smith shows our dedication to strengthening our company’s infrastructure.”

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana, is listed on the NASDAQ Stock Market (under the symbol:”MSFG”) and is a community-focused, financial holding company with assets of approximately $2.4 billion. The Company operates 68 offices in 30 Indiana counties, six offices in three Illinois counties, and six offices in two Ohio counties through its five banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank of Illinois, Kankakee, Illinois, MainSource Bank - Crawfordsville, Crawfordsville, Indiana, MainSource Bank — Hobart, Hobart, Indiana and MainSource Bank — Ohio, Troy, Ohio. Through its non-banking subsidiaries, MainSource Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, the Company and its banking subsidiaries provide various related financial services.